EXHIBIT 99.4

UNAUDITED COMPARATIVE PER SHARE DATA

The following summary presents per share information for Nicolet and Mid-Wisconsin on a historical, pro forma combined and pro forma diluted equivalent basis for the periods and as of the dates indicated below.  The pro forma information gives effect to the merger using the purchase method of accounting.  This information should be read in conjunction with the companies’ historical financial statements and related notes.  The pro forma information should not be relied upon as being indicative of the historical results the companies would have had if the merger had occurred before such periods or the future results that the companies will experience after the merger.

The pro forma combined net income per diluted share has been computed based on the diluted average number of outstanding common shares of Nicolet adjusted for 589,159 additional shares issued in connection with the acquisition of Mid-Wisconsin, after assuming certain Mid-Wisconsin shares were converted to $0.5 million of cash under the limited circumstances provided for in the merger agreement and that Nicolet issued 174,016 shares of common stock in the private placement concurrent with the acquisition of Mid-Wisconsin.  The Mid-Wisconsin merger equivalent net income per diluted share is based on the number of shares of Nicolet common stock into which each share of Mid-Wisconsin common stock was converted to at time of the merger.

The pro forma combined net book value per share is based upon the pro forma combined equity of Nicolet divided by the pro forma number of outstanding shares of the combined companies.  The Mid-Wisconsin merger equivalent net book value per share is based on the number of shares of Nicolet common stock into which each share of Mid-Wisconsin common stock was converted to at time of the merger.

The foregoing applies the shares of Nicolet common stock issued at a value of $16.50 per share, which was the value assigned to the Nicolet common stock in the merger agreement.

	Three Months Ended March 31, 2013	Year Ended December 31, 2012
Net income per common share:
Income (loss) per diluted common share:
Nicolet	$0.13	$0.53
Mid-Wisconsin	(0.18)	(2.18)
Pro forma combined	0.08	0.13
Mid-Wisconsin merger equivalent(1)	0.03	0.05

	As of March 31, 2013	As of December 31, 2012
Balance Sheet Data:
Net book value per common share:
Nicolet	$15.71	$15.45
Mid-Wisconsin	15.07	15.35
Pro forma combined	18.09	18.17
Mid-Wisconsin merger equivalent(1)	6.74	6.77

(1)	Calculated by multiplying the pro forma combined information by the exchange ratio of 0.3727.

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheets and statements of income as of March 31, 2013 have been prepared to reflect the acquisition by Nicolet of Mid-Wisconsin after giving effect to the adjustments described in the notes to the pro forma condensed financial statements.  In the acquisition, Mid-Wisconsin common shareholders received total consideration of 589,159 shares of Nicolet common stock and an aggregate of approximately $0.5 million in cash, adjustments as set forth herein, for an estimated aggregate value of approximately $10.19 million.  The foregoing applies the shares of Nicolet common stock to be issued will have a value of $16.50 per share, which is the per-share value that was assigned to Nicolet common stock in the merger agreement.

The acquisition has been accounted for as a purchase transaction.  Under the acquisition method of accounting, Nicolet has recorded the assets and liabilities of the acquired entities at their fair values on the closing date of the acquisition.  The pro forma condensed consolidated balance sheet has been prepared assuming the transaction was consummated on March 31, 2013.  The pro forma condensed consolidated statement of income has been prepared assuming the transaction was consummated on January 1, 2012.

The selected unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate either the operating results that would have occurred had the acquisition been consummated before March 31, 2013 or at January 1, 2012, as the case may be, or future results of operations or financial condition.  The selected unaudited pro forma condensed financial information is based upon assumptions and adjustments that Nicolet believes are reasonable.  Only such adjustments as have been noted in the accompanying footnotes have been applied in order to give effect to the proposed transaction.  Such assumptions and adjustments are subject to change as future events materialize and fair value estimates are refined.

These selected unaudited pro forma condensed consolidated financial statements should be read in conjunction with Mid-Wisconsin’s audited financial statements for the year ended December 31, 2012 included in the Joint Proxy Statement-Prospectus contained in Nicolet’s Registration Statement on Form S-4 (Regis. No. 333-186401) (the “Joint Proxy-Prospectus”), and its unaudited quarterly financial statements for the three months ended March 31, 2013, which are attached, respectively, as well as the financial information for Nicolet, including its audited consolidated financial statements for the year ended December 31, 2012 (included in the Joint Proxy-Prospectus) and related notes and its Form 10-Q for the three months ended March 31, 2013, filed May 14, 2013.

NICOLET BANKSHARES, INC. AND SUBSIDIARIES
COMBINED WITH MID-WISCONSIN FINANCIAL SERVICES, INC. AND SUBSIDIARY
PRO FORMA CONDENSED BALANCE SHEET (Unaudited)
AS OF MARCH 31, 2013
(Dollars in Thousands)

	Historical
	Nicolet	Mid-Wisconsin	Pro Forma Adjustments		Pro Forma Combined

Assets
Cash and due from banks	$27,584	$27,159	$(12,022)	(1,2,3,6)	$42,721
Investment securities	60,356	120,864	(1,095)	(4)	180,125
Loans held for sale	2,068	1,120	-		3,728
Loans, net	534,584	282,085	(11,943)	(4)	804,726
Other real estate owned	2,856	3,936	(2,794)	(4)	6,992
Goodwill and intangible assets	2,038	-	4,136	(4)	3,180
Other assets	52,025	15,885	6,356	(3,4,5)	74,266
Total assets	$682,051	$451,049	$(17,362)		$1,115,738

Liabilities and Equity
Deposits	$563,198	$350,537	$670	(4)	$914,405
Junior subordinated debentures	6,186	10,310	(4,500)	(4)	11,996
Other borrowings & debt	28,225	51,525	1,579	(4)	81,329
Other liabilities	6,040	3,293	(1,696)	(2)	7,637
Total liabilities	603,649	415,665	(4,300)		1,015,367

Equity
Preferred equity	24,400	10,403	(10,403)	(1)	24,400
Common equity	53,938	24,981	(3,012)	(1,3,6)	75,907
Stockholders’ equity	78,338	35,384	(14,431)		100,307
Noncontrolling interest	64	-	-		64
Total equity and non-controlling interest	78,402	35,384	(13,415)		100,371
	$682,051	$451,049	$(17,362)		$1,115,738

(1) Mid-Wisconsin’s redemption immediately prior to consummation of its outstanding Preferred Stock for cash at $10,500 stated value (which includes $97 of unaccreted discount against common equity).  Common equity and cash also reflect $1.827 million estimated one-time merger related expenses.
(2) Payment by Mid-Wisconsin by consummation of accrued and unpaid dividends and interest on preferred stock $1,262 and of accrued and unpaid interest on its junior subordinated debentures $434.
(3) Issuance of Nicolet common stock or cash for total consideration of $10,191, in exchange for 100% of the common equity of Mid-Wisconsin (589,159 shares of Nicolet common stock with an applied market value of $16.50 per share, and total cash paid of $469 for dissenters, shareholders with 200 or fewer shares and fractional shares).  Total stock issuance costs paid were $401.  Net adjustments related to fair value marks of footnotes (4) and (5) result in $3,959 debit to common equity.  Mid-Wisconsin common equity eliminated ($24,884).  Excess of the fair value of net assets acquired over the purchase price, $10,665 recorded directly to common equity.
(4) Adjustments to mark acquired assets and assumed liabilities to estimated fair values at March 31, 2013 (a) Mid-Wisconsin’s investments ($1,095), fixed assets $1,856, certificate of deposit premium $670, long-term debt $1,579 and junior subordinated debentures ($4,500); (b) Core deposit intangible $4,136; (c) Fair market value adjustment to the loan portfolio of ($21,188) and other real estate owned of ($2,794) and reversal of Mid-Wisconsin’s allowance for loan losses of $9,245 (net $11,943 pre-tax credit).
(5) A deferred tax asset of $4,500 calculated on the pre-tax aggregate of the fair value marks.
(6) Reflects issuance of 174,016 shares at $16.50 per common share in a private placement offering at consummation of the merger.

NICOLET BANKSHARES, INC. AND SUBSIDIARIES
COMBINED WITH MID-WISCONSIN FINANCIAL SERVICES, INC. AND SUBSIDIARY
PRO FORMA CONDENSED STATEMENT OF INCOME (Unaudited)
(Dollars in Thousands, Except Per Share Data)

Three months ended March 31, 2013
	Historical		Pro Forma		Pro Forma
	Nicolet	Mid-Wisconsin	Adjustments		Combined

Interest income	$7,161	$4,387	$-		$11,548
Interest expense	1,409	849	(17)	(2,4,5)	2,241
Net interest income	5,752	3,538	-		9,307
Provision for loan loss	975	600	-	(6)	1,575
Net interest income after provision for loan losses	4,777	2,938	-		7,732
Other income	2,756	943	-		3,699
Other expense	6,340	3,898	195	(1,3)	10,433
Income from continuing operations
before income taxes	1,193	(17)	-		998
Income taxes	419	110	190	*	339
Income from continuing operations	774	(127)	-		659
Net income from noncontrolling interest	19	-	-		19
Preferred stock dividends and discount accretion	305	163	(163)	(7)	305
Net income available to common shareholders	$450	$(290)	-		$335

Weighted average number of common shares outstanding – Basic	3,432	1,657	(894)	(8,9)	4,195
Diluted	3,446	1,657	(894)	(8,9)	4,209
Net income (loss) available per common share – Basic	$0.13	$(0.18)			$0.08
Diluted	$0.13	$(0.18)			$0.08

Year Ended December 31, 2012

	Historical		Pro Forma		Pro Forma
	Nicolet	Mid-Wisconsin	Adjustments		Combined

Interest income	$28,795	$19,405	$-		$48,200
Interest expense	6,529	4,637	(734)	(2,4,5)	10,432
Net interest income	22,266	14,768	-		37,768
Provision for loan loss	4,325	4,430	-	(6)	8,755
Net interest income after provision for loan losses	17,941	10,338	-		29,013
Other income	10,744	3,953	-		14,697
Other expense	24,063	15,958	901	(1,3)	40,922
Income from continuing operations before income taxes	4,622	(1,667)	-		2,788
Income taxes	1,529	1,302	1,883	*	948
Income from continuing operations	3,093	(2,969)	-		1,840
Net income from noncontrolling interest	57	-	-		57
Preferred stock dividends and discount accretion	1,220	650	(650)	(7)	1,220
Net income (loss) available to common shareholders	$1,816	$(3,619)	-		$563

Weighted average number of common shares outstanding –
Basic	3,440	1,657	(894)	(8,9)	4,203
Diluted	3,442	1,657	(894)	(8,9)	4,205

Net income (loss) available per common share –
Basic	$0.53	$(2.18)			$0.13
Diluted	$0.53	$(2.18)			$0.13

* Reflects the tax impact of the pro forma transaction adjustments at a tax rate of 34%.

(1)   Depreciation expense resulting from premises pro forma adjustment using straight-line over 25-year estimated useful life.

(2)   Fair value adjustment on FHLB advances assuming straight-line over 3-year weighted average life.

(3)   Amortization of core deposit intangible resulting from the fair value pro forma adjustment amortized over 10 years using sum-of-years-digits.

(4)   Fair value adjustment on Trust Preferred Securities (TruPS) using straight line amortization over 10 years.

(5)   Amortization of Certificate of Deposit Interest Premium over life of CD.

(6)   No adjustment for the provision for loan loss is reflected in the pro-forma statement of income.  Upon consummation of this transaction, Nicolet expects reduction in the provision.

(7)   Reversal of dividends on Mid-Wisconsin’s outstanding Preferred Stock, which were repurchased prior to consummation as part of the transaction in accordance with the terms of the merger agreement.

(8)   Mid-Wisconsin common stock exchanged in the merger at a ratio of 0.3727 shares of Nicolet common stock for each share of Mid-Wisconsin common stock or for cash in limited circumstances (reflects issuance of 589,159 shares of Nicolet common stock and cash of $0.5 million).

(9)   Reflects issuance of 174,016 shares at $16.50 per common share assuming full subscription in a private placement offering contingent upon consummation of the merger.